                                                                      EXHIBIT 11


                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (Loss)

                                           Three Months Ended
                                        ----------------------
                                               July 31,
                                        ----------------------
                                           1997        1996
                                        ----------  ----------

Common stock:
  Weighted average common
     shares outstanding:
       Class A shares                   17,710,105  17,468,489
       Class B shares                    4,815,289   4,829,289
                                        ----------  ----------
                                        22,525,394  22,297,778
  Dilutive effect of outstanding
     Class A common stock
     options (as determined by
     the application of the treasury
     stock method using the
     average market price for
     the period)                         1,703,493         --
                                        ----------  ----------

          Totals                        24,228,887  22,297,778
                                        ==========  ==========

Net earnings (loss)                     $1,348,826 $(1,203,160)
                                        ==========  ==========

Earnings (loss) per common
  and common equivalent share           $      .06 $      (.05)
                                        ==========  ==========